Exhibit 99.1

FIRST ALBANY REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

ALBANY, NEW YORK, May 10, 2007– First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the first quarter ending March 31, 2007.

First Albany’s 2007 first quarter net revenues from continuing operations were $19.8 million, compared to $25.8 million for the first quarter of 2006. Excluding investment gains and losses, net revenues from continuing operations were $19.6 million, a decrease from $32.0 million in the first quarter of 2006.  For the first quarter of 2007, the Company reported a loss from continuing operations before income taxes of $4.3 million compared to a loss of $11.9 million a year ago.  The Company reported a net loss of $4.5 million, or $0.29 per diluted share, for the first quarter of 2007, compared to a net loss of $12.2 million, or $0.79 per diluted share, for the first quarter of 2006.

Business Highlights

  The Company announced the sale of its Municipal Capital Markets Group to DEPFA BANK plc, for $12 million in cash plus the sale of its municipal bond inventory which is expected to range in value at closing from $150 to $200 million.   The deal is expected to close in the third quarter of 2007.
  The Company hired seven new senior equity research, sales and banking professionals and initiated research coverage in the Advanced Materials sector.
  FA Technology Ventures invested $0.7 million in a follow-on investment during the first quarter of 2007.
  Descap completed the first ever cross border Panamanian mortgage securitization in the first quarter.

“The sale of Municipal Capital Markets Group will allow us to repay the remainder of our long-term debt and provides us with an incremental $12 million in expansion capital,” said Peter McNierney, President and CEO.   “The new hires we have made since the deal was announced are indicative of the areas and scope of the growth potential we see for the firm going forward.”

The following table presents the impact of significant items during the period:

	Three Months Ended March 31
(Dollars in Thousands)	2007	2006
Loss from continuing operations before taxes	$(4,329)	$(11,889)
Employee severance and retention costs	118	1,885
Investment losses (gains)	(239)	6,143
Office consolidation costs	-	677
Debt refinancing costs	-	935
	$(4,450)	$(2,249)

The amounts shown as totals in the table above are non-GAAP financial measures.  The GAAP financial measures most directly comparable to those totals are the amounts in the table captioned “Loss from continuing operations before taxes.”  See the paragraph below captioned “Non-GAAP Financial Measures.”

Net Revenues

Investment Banking

Investment Banking reported net revenue of $7.4 million compared to $11.9 million for the first quarter of 2006, a decrease of 37 percent.

·     Equity investment banking net revenue was $2.3 million for the first quarter of 2007, which represented a decrease of 73 percent from the first quarter of 2006.  During the quarter the Company acted as a manager on two public offerings, a placement agent on three private transactions, and an advisor on three transactions.

·     Fixed Income investment banking net revenue was $5.2 million for the first quarter of 2007, an increase of 45 percent or $1.6 million compared to the first quarter of 2006.  The increase was the result of increases from both Descap of $0.3 million due to the Panamanian mortgage securitization and Public Finance of $1.4 million primarily from an increase in underwriting revenues.

Institutional Sales & Trading

Institutional Sales & Trading net revenue was $12.3 million for the first quarter of 2007 compared to $20.6 million for the first quarter of 2006, a decrease of 40 percent.

·     Equity sales & trading net revenue for the first quarter of 2007 was $5.0 million compared to $11.1 million for the first quarter of 2006, a decrease of 55 percent.  Continued declines in customer activity for both listed and NASDAQ desks were partially offset by improved trading losses related to market-making activities in both groups.

·     Descap sales and trading net revenue declined 23 percent to $2.6 million for the first quarter of 2007 compared to the same period in 2006.

·     Fixed Income Middle Markets sales and trading net revenue of $1.4 million for the first quarter of 2007 represented an increase of $0.4 million compared to the same period in 2006.

·     Municipal sales & trading net revenue of $3.2 million for the first quarter of 2007 decreased 36 percent compared to the first quarter of 2006.

Other
Other net revenue increased $7.2 million for the first quarter of 2007 compared to the same period in 2006, due primarily to an improvement in Investment Gains (Losses) of $6.4 million and an increase in Net Interest / Other of $0.8 million due to the Company incurring a charge of $0.9 million in the first quarter of 2006 related to the refinancing of the Company’s senior debt.

 Expenses
   Non-interest operating expenses of $24.1 million for the first quarter of 2007 decreased 36 percent or $13.6 million from the first quarter of 2006.
  Compensation and benefits expenses in the first quarter of 2007 were $15.0 million, compared to $26.7 million for the first quarter of 2006, a decrease of $11.7 million or 44 percent.  The decrease was driven primarily by declines in incentive related compensation and headcount.  Average full time headcount for continuing operations during the first quarter of 291 was down 18 percent compared to the year ago period.
  Non-compensation expenses declined 17 percent or $1.9 million to $9.1 million for the first quarter of 2007 primarily as a result of reduced clearing and settlement, occupancy and selling expenses.
  The Company did not recognize any income tax benefit in the first quarter of 2007 and 2006 due to the valuation allowance recorded related to the Company’s deferred tax asset.  The valuation allowance was recorded as a result of uncertainties as to the realization of the deferred tax asset after weighing all positive and negative evidence, including the Company’s history of cumulative losses over at least the past two years and the difficulty of forecasting future taxable income.

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended March 31
	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Equities	$7,281	$19,431	-63%
Fixed Income	11,409	12,487	-9%
Other	1,112	(6,070)	118%

Total	$19,802	$25,848	-23%

Pre-Tax Operating Income (Loss):

Equities	$(2,385)	$2,079	-215%
Fixed Income	1,638	317	417%
Other	(3,582)	(14,285)	75%

Total	$(4,329)	$(11,889)	64%

Capital Markets (Fixed Income & Equities)

	Three Months Ended March 31
	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$5,016	$11,119	-55%
Fixed Income	7,277	9,454	-23%

Total Institutional Sales & Trading	12,293	20,573	-40%

Investment Banking
Equities	2,252	8,320	-73%
Fixed Income	5,197	3,573	45%

Total Investment Banking	7,449	11,893	-37%

Net Interest/Other Income	(1,052)	(548)	-92%

Total Net Revenues	$18,690	$31,918	-41%

Note: Does not include Discontinued Operations

Other Matters
The Company announced on March 6, 2007 an agreement to sell its Municipal Capital Markets Group to DEPFA BANK plc. for $12 million in cash and the related purchase by DEPFA of First Albany's municipal bond inventory used in the business, which is expected to range in value at closing from between $150-200 million.  In connection with this transaction, DEPFA will assume the rights to the name "First Albany" and the Company will operate under a new name to be announced. The closing of the transaction is subject to DEPFA obtaining a US broker-dealer license, regulatory approvals and other customary conditions. The transaction is currently expected to close in the third quarter of 2007.

Shareholders’ Equity
Shareholders’ equity as of March 31, 2007 was $48.1 million, compared to $51.6 million at December 31, 2006.  Book value per share as of March 31, 2007 was $3.11, as compared to $3.46 at December 31, 2006.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures.  In the table under the caption “Business Highlights”, the Company has utilized a non-GAAP calculation of operating income that is adjusted to aid in understanding and analyzing our financial results in the first quarter of 2007.   The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business.  Our reference to these measures should not, however, be considered a substitute for results that are presented in a manner consistent with GAAP.

About First Albany
First Albany Companies Inc. (NASDAQ:FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

This press release contains "forward-looking statements."  These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.   You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31
(In thousands of dollars except for per share amounts and shares outstanding)	2007	2006
Revenues:
Commissions	$1,753	$3,471
Principal transactions	10,278	17,366
Investment banking	7,590	11,725
Investment gains / (losses)	239	(6,143)
Interest	3,242	3,042
Fees and other	455	619
Total revenues	23,557	30,080
Interest expense	3,755	4,232
Net revenues	19,802	25,848
Expenses (excluding interest):
Compensation and benefits	14,998	26,685
Clearing, settlement and brokerage costs	1,298	1,709
Communications and data processing	2,867	2,944
Occupancy and depreciation	2,049	2,804
Selling	1,218	1,813
Other	1,701	1,782
Total expenses (excluding interest)	24,131	37,737
Loss before income taxes	(4,329)	(11,889)
Income tax benefit	-	-
Loss from continuing operations	(4,329)	(11,889)
Loss from discontinued operations, net of taxes	(133)	(756)
Loss before cumulative effect	(4,462)	(12,645)
Cumulative effect of accounting change, net of taxes	-	427
Net loss	$(4,462)	$(12,218)

Per share data:
Basic earnings:
Continued operations	$(0.28)	$(0.77)
Discontinued operations	(0.01)	(0.05)
Cumulative effect of accounting change	-	0.03
Net loss	$(0.29)	$(0.79)
Diluted earnings:
Continued operations	$(0.28)	$(0.77)
Discontinued operations	(0.01)	(0.05)
Cumulative effect of accounting change	-	0.03
Net loss	$(0.29)	$(0.79)

Weighted average common and common equivalent shares outstanding:
Basic	15,505,922	15,377,662
Dilutive (a)	15,505,922	15,377,662

(a) For the three months ended March 31, 2007 and March 31, 2006, the Company excluded approximately 0.3 million and 0.2 million common stock equivalents, respectively, in its computation of dilutive earnings per share because they were anti-dilutive.

FOR ADDITIONAL INFORMATION
PLEASE CONTACT:

C. Brian Coad
Chief Financial Officer
First Albany Companies
212.273.7120
518.447.8500